INDEPENDENT AUDITORS' CONSENT





We consent to the incorporation by reference in this Registration Statement of Commercial Federal Corporation on Form S-8 of our report dated August 15, 1997 (September 11, 1997 as to Note 29) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), appearing in the Annual Report on Form 10-K of Commercial Federal Corporation for the year ended June 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.





/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Omaha, Nebraska
July 6,  1998

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